Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Palo Alto, CA — November 10, 2011 — Anacor Pharmaceuticals (NASDAQ:ANAC) reported today its accomplishments and financial results for the third quarter ended September 30, 2011.

“In the third quarter, we focused on completing the enrollment of our two Phase 3 trials of tavaborole, formerly known as AN2690, our topical antifungal product for onychomycosis, preparing for our End of Phase 2 discussions with the FDA for AN2728 in psoriasis, and completing our Phase 2a trial of AN2728 and AN2898 in atopic dermatitis,” said David Perry, CEO of Anacor Pharmaceuticals.  “We have just completed enrollment in the first of the two tavaborole Phase 3 trials and are on track to complete enrollment in the second tavaborole Phase 3 trial by year end 2011.  We also successfully completed the End of Phase 2 discussions with the FDA about our Phase 3 development plans for AN2728 in psoriasis, and are on track to report Phase 2a data in atopic dermatitis by year-end.  In addition, we amended and expanded our collaboration agreement with GSK and reached an important milestone in our animal health collaboration with Eli Lilly.”

Third Quarter 2011 Highlights and Recent Developments

Clinical

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States:

•                  Completed enrollment in the first of the two Phase 3 trials of tavaborole for onychomycosis.  We expect to complete enrollment in the second Phase 3 trial by the end of 2011.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of psoriasis, a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide:

•                  Successfully completed End of Phase 2 discussions with the FDA and received clearance to proceed with Phase 3 trials.

•                  Initiated a maximal use systemic exposure (MUSE) study to provide a full pharmacokinetic profile in psoriatic patients under Phase 3 maximal use conditions.  We anticipate results from this study in early 2012.

•                  Initiated a local tolerability study to provide data on the treatment of sensitive areas, including face, scalp and groin.  We anticipate results from this study in early 2012.

•                  AN2728 and AN2898 (our second topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis) in atopic dermatitis:

•                  On track to report Phase 2a results by the end of 2011.

Collaborations

•                  GlaxoSmithKline

•                  In September, we amended and expanded our research and development collaboration with GlaxoSmithKline (GSK) to provide GSK the option to extend its rights around the bacterial enzyme target leucyl-tRNA synthetase (LeuRS), as well as to add new programs for tuberculosis (TB) and malaria using Anacor’s boron chemistry platform. As a result of the amendment, we received a $5.0 million upfront payment and could potentially receive additional milestones and research funding, as well as royalties on future sales of resulting products.

•                  Eli Lilly and Company

•                  Achieved the first development candidate in our animal health collaboration with Eli Lilly and Company (Lilly).  Under the terms of the collaboration, Anacor received a $1.0 million payment for this achievement and is eligible to receive additional development and regulatory milestones as well as tiered royalties from the high single digits to low double digits on future sales.  Lilly is responsible for all further development and, if approved, commercialization expenses related to this development candidate.

Anticipated Milestones in 2011 and 2012

•                  Tavaborole in onychomycosis

•                  We expect to complete enrollment of our second Phase 3 trial for tavaborole in onychomycosis by the end of 2011 with top-line data from the first trial expected around the end of 2012.

•                  AN2728 in psoriasis

•                  We plan to request a Special Protocol Assessment (SPA) from the FDA for the Phase 3 trial design of AN2728 in psoriasis by the end of 2011 to ensure concurrence with our Phase 3 development plans.

•                  We expect the results from our MUSE and local tolerability studies for AN2728 in psoriasis in early 2012.

•                  AN2728 and AN2898 in atopic dermatitis

•                  We expect to announce the results of the Phase 2a trial of AN2728 and AN2898 in atopic dermatitis by the end of 2011.

•                  GSK ‘052 in complicated urinary tract infections and complicated intra-abdominal infections

•                  We expect data from the two Phase 2b trials of GSK ‘052 in 2012.

Selected Third Quarter 2011 Financial Results

Revenues for the quarter ended September 30, 2011 were $12.6 million, compared to $16.9 million for the comparable period in 2010. Revenue for the third quarter of 2011 was primarily comprised of $9.5 million from GSK associated with the expansion of our collaboration during the quarter, as well as the $1.0 million milestone payment from Lilly.  Revenue for the third quarter of 2010 included a $15.0 million milestone payment and $1.3 million of reimbursement and license fee revenue from GSK.  Excluding all revenue recognized from GSK in the third quarters of 2010 and 2011, and the Lilly milestone received in the third quarter of 2011, revenues increased by $1.5 million for the quarter ended September 30, 2011 as compared to the same quarter in 2010.  The increase in revenues was primarily due to additional revenue recognized under our collaboration agreements with Lilly and Medicis Pharmaceutical Corporation (Medicis) and increased revenue from our neglected diseases initiative.

Research and development expenses for the third quarter of 2011 were $14.0 million, compared to $7.4 million for the comparable period in 2010. The increase in expenses in the third quarter of 2011 compared to the same quarter in the prior year was primarily due to the increase in development, manufacturing and clinical trial activities for tavaborole, AN2728 and AN2898.  In addition, our expenses for research activities increased due to our collaborations with Lilly, Medicis and our neglected diseases initiative.

General and administrative expenses for the third quarter of 2011 were $2.7 million, compared to $1.9 million for the comparable period in 2010.  The increase in these expenses resulted primarily from the higher costs of operating as a public company and an increase in noncash expenses for stock-based compensation.

Net loss for the third quarter of 2011 was $4.4 million, compared to net income of $7.1 million for the same quarter of 2010.

Cash, cash equivalents and short-term investments totaled $55.3 million at September 30, 2011.

Financial Guidance

Anacor expects to end 2011 with approximately $50 million in total cash, cash equivalents and short-term investments.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the company’s financial results and recent developments.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call and providing the conference ID 87259508.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered five compounds that are currently in clinical development, including its three lead programs: tavaborole, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis and atopic dermatitis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements involving risks and uncertainties that relate to future events including our financial guidance with respect to cash balance expected at year end; the nature and timing of the development and commercialization of tavaborole, AN2728, AN2898 and GSK ‘052; status of our collaborations and anticipated funding and potential for success of those collaborations; expected enrollment and completion of our clinical trials; timing of and outcomes from regulatory interactions related to our product candidates that would permit us to initiate our Phase 3 clinical trials as planned; results of clinical trials involving our compounds; and other matters that are described in Anacor’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Actual results may differ materially from those expressed or implied by these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Anacor undertakes no obligation to update any forward-looking statement in this press release, whether as a result of new information, future events or otherwise after the date of this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Contract revenue	$3,097	$598	$7,132	$6,963
Contract revenue — related party	9,547	16,299	10,578	17,318
Total revenues	12,644	16,897	17,710	24,281

Operating expenses:
Research and development (1)	14,013	7,408	42,175	20,132
General and administrative (1)	2,703	1,863	7,682	5,512
Total operating expenses	16,716	9,271	49,857	25,644

Income (loss) from operations	(4,072)	7,626	(32,147)	(1,363)
Interest income	31	5	126	13
Interest expense	(351)	(491)	(1,031)	(1,601)
Loss on early extinguishment of debt	—	—	(313)	—
Other income (expense)	(11)	(78)	(30)	388
Net income (loss)	$(4,403)	$7,062	$(33,395)	$(2,563)
Net income (loss) per common share — basic (2)	$(0.16)	$4.73	$(1.19)	$(1.72)
Net income (loss) per common share — diluted (2)	$(0.16)	$0.49	$(1.19)	$(1.72)
Weighted-average number of common shares used in calculating net income (loss) per common share — basic (2)	28,174,576	1,492,021	28,081,190	1,486,136
Weighted-average number of common shares used in calculating net income (loss) per common share — diluted (2)	28,174,576	14,436,582	28,081,190	1,486,136

(1)	Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$781	$488	$1,915	$1,167
General and administrative expenses	586	525	1,302	915

(2)

Weighted-average number of common shares used in calculating net income per common share — basic for the three months ended September 30, 2010 and net loss per common share — basic and diluted for the nine months ended September 30, 2010 excludes convertible preferred stock shares outstanding from January 1 through September 30, 2010, which converted into 11,120,725 shares of common stock as of the November 30, 2010 closing of our initial public offering (IPO). For the three and nine months ended September 30, 2011, weighted-average number of common shares used in calculating net loss per common share — basic and diluted includes 12,000,000 shares of common stock sold in our IPO; 2,000,000 shares sold in the concurrent private placement; and 1,382,651 shares of common stock sold pursuant to an over-allotment option granted to the underwriters of our IPO.  Total common shares outstanding as of September 30, 2011 were 28,192,158.

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)	(1)

Cash, cash equivalents and short-term investments	$55,330	$78,591
Total assets	60,608	83,964
Notes payable	9,568	7,741
Accumulated deficit	(144,575)	(111,180)
Total stockholders’ equity	26,897	56,393

(1)   Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Contact:
Anacor Pharmaceuticals, Inc.

DeDe Sheel

Investor Relations and Corporate Communications

dsheel@anacor.com

650.543.7575